EXHIBIT 99.1

Hooker Furniture Reports 70% Income Gain on Higher Sales in Second Quarter

MARTINSVILLE, Va., Sept. 3, 2015 (GLOBE NEWSWIRE) -- Hooker Furniture (NASDAQ:HOFT) today reported net sales of $60.1 million and net income of $3.9 million, or $0.36 per share, for its fiscal 2016 second quarter ended August 2, 2015.

Net income increased over 70% compared to a year ago. Sales increased 9.6% or $5.3 million compared to last year's second quarter. Net income increased by $1.7 million or 73.3%.

For the fiscal 2016 first-half, net sales increased 4.1%, or $4.8 million, to $121.1 million. Net income increased 46%, or $2.3 million, to $7.4 million, or $0.69 per share compared to $0.47 per share in the prior-year period.

For the quarter and first half, consolidated operating income increased in both absolute terms and as a percentage of sales, with the casegoods segment achieving an operating margin of over 10% for the fourth consecutive quarter. Operating income in the upholstery segment more than doubled in the first half, with a $1.5 million increase in operating profitability year to date.

In addition, the Company's "all other" segment, which includes start-ups H Contract and Homeware, recorded a net sales increase in the fiscal second quarter and first half, and realized its first quarterly operating profit during the fiscal 2016 second quarter.

"It was a very good quarter, both top and bottom line, across all segments of our business," said Paul B. Toms Jr., chairman and chief executive officer. "This is especially gratifying considering summer is traditionally the weakest quarter for our industry."

Improved revenues were driven by the casegoods segment, where "sales rebounded nicely from flat sales last quarter as delayed October 2014 product introductions flowed to retail," Toms said. In the upholstery segment, sales were essentially flat for the second quarter and down 2.9% for the first half. Within the upholstery segment, sales were up year-over-year mid-single digits at Bradington-Young and low double digits at the imported Hooker Upholstery line, but down at Sam Moore. Sam Moore shipments were adversely affected by exiting some lower-margin sales programs and the conversion of Sam Moore's Enterprise Resource Planning System to a new platform. "The business disruptions at Sam Moore were most prevalent mid-way through the quarter but improved as the quarter progressed and have now stabilized," Tom said. "Yet, even with a sales decrease in the (low double digits), Sam Moore was able to achieve solid improvement in operating income," he added.

The robust gains in net income and earnings per share for the quarter were driven by higher average selling prices due to product mix and decreased discounting, better product availability, and lower quality costs, as well as improved efficiencies and capacity utilization at the domestic manufacturing operations of Bradington-Young and Sam Moore. The earnings leverage associated with a 13% increase in case goods sales was also a key factor in the quarter.

Cash, Inventory and Debt

"Our inventories grew a bit over the summer as is typical, as we prepare for the historically strong fall selling season. We are in stock on most of our best sellers, although we have had some extended delivery times on a few new casegoods collections," Toms said.

The Company finished the quarter with $43.6 million in cash and cash equivalents and no long-term debt. Additionally, $13.5 million was available on its $15.0 million revolving credit facility, net of $1.5 million reserved for standby letters of credit. Consolidated inventories stood at $47.0 million, up $2 million from the fiscal 2015 year end.

Business Outlook

"The economy continues to be favorable to the home furnishings industry, particularly the housing sector, where improved housing starts and increased home sales and housing turnover are especially beneficial to larger-ticket furnishings like casegoods." Toms said.

While we haven't seen incoming orders pick up as much as we typically do late in the summer, we are still hopeful that demand will improve, and are well positioned to take advantage of the expected upturn in retail business this fall. We remain optimistic about our long-term future as well, both with our core business and our new ventures," Toms concluded.

Dividends

On September 3, 2015, the Company's board of directors declared a quarterly cash dividend of $0.10 per share, payable on September 30, 2015, to shareholders of record at September 15, 2015.

Conference Call Details

Hooker Furniture will present its fiscal 2016 second quarter results via teleconference and live internet web cast on Thursday afternoon, September 3, 2015 at 2:00 PM Eastern Time. The dial-in number for domestic callers is 877-665-2466 and the number for international callers is 678-894-3031. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2014 shipments to U.S. retailers, Hooker Furniture Corporation is a residential wood, metal and upholstered furniture resource in its 91st year of business. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture primarily in the upper-medium price points sold under the Hooker Furniture brand. Hooker's residential upholstered seating product lines include: Bradington-Young, a specialist in upscale motion and stationary leather furniture; Sam Moore Furniture, a specialist in fabric upholstery with an emphasis on cover-to-frame customization; and Hooker Upholstery, which focuses on imported leather upholstered furniture targeted at the upper-medium price-range. The Homeware product line offers direct-to-consumer, customer-assembled, modular upholstered and casegoods products designed for younger and more mobile furniture customers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. Please visit our websites at hookerfurniture.com, bradington-young.com, sammoore.com, homeware.com, and hcontractfurniture.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "intends," "plans," "may," "will," "should," "would," "could" or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) our ability to successfully implement our business plan to increase sales and improve financial performance; (3) the cost and difficulty of marketing and selling our products in foreign markets; (4) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (5) disruptions affecting our Henry County, Virginia warehouses and corporate headquarters facilities; (6) when or whether our new business initiatives, including, among others, H Contract and Homeware, become profitable; (7) price competition in the furniture industry; (8) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (9) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers' income available for discretionary purchases, and the availability and terms of consumer credit; (10) risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; (11) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (12) the interruption, inadequacy, security failure or integration failure of our information systems or information technology infrastructure, related service providers or the internet; (13) the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (14) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (15) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products; (16) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (17) capital requirements and costs; (18) competition from non-traditional outlets, such as catalog and internet retailers and home improvement centers; (19) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, declines in consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; (20) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products; (21) higher than expected employee medical costs; and (22) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2015. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 2,	August 3,	August 2,	August 3,
	2015	2014	2015	2014

Net sales	$ 60,140	$ 54,883	$ 121,096	$ 116,279

Cost of sales	44,047	41,226	88,628	87,012

Gross profit	16,093	13,657	32,468	29,267

Selling and administrative expenses	10,234	10,243	21,367	21,610

Operating income	5,859	3,414	11,101	7,657

Other income, net	51	52	183	98

Income before income taxes	5,910	3,466	11,284	7,755

Income tax expense	1,972	1,194	3,874	2,679

Net income	$ 3,938	$ 2,272	$ 7,410	$ 5,076

Earnings per share:
Basic	$ 0.36	$ 0.21	$ 0.69	$ 0.47
Diluted	$ 0.36	$ 0.21	$ 0.69	$ 0.47

Weighted average shares outstanding:
Basic	10,783	10,731	10,770	10,728
Diluted	10,806	10,767	10,796	10,762

Cash dividends declared per share	0.10	0.10	0.20	0.20

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 2,	August 3,	August 2,	August 3,
	2015	2014	2015	2014

Net Income	$ 3,938	$ 2,272	$ 7,410	$ 5,076
Other comprehensive income:
Amortization of actuarial loss (gain)	44	(12)	90	(25)
Income tax effect on amortization	(16)	4	(34)	9
Adjustments to net periodic benefit cost	28	(8)	56	(16)

Total comprehensive income	$ 3,966	$ 2,264	$ 7,466	$ 5,060

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, including share data)
	August 2,
	2015	February 1,
	(unaudited)	2015
Assets
Current assets
Cash and cash equivalents	$ 43,631	$ 38,663
Accounts receivable, less allowance for doubtful accounts of $1,020 and $1,329, respectively	28,544	32,245
Inventories	47,019	44,973
Prepaid expenses and other current assets	2,138	2,353
Deferred taxes	1,227	1,704
Income tax recoverable	233	--
Total current assets	122,792	119,938
Property, plant and equipment, net	22,808	22,824
Cash surrender value of life insurance policies	21,312	20,373
Deferred taxes	3,982	4,188
Intangible assets	1,382	1,382
Other assets	2,051	2,050
Total assets	$ 174,327	$ 170,755

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$ 10,049	$ 10,293
Accrued salaries, wages and benefits	3,908	4,824
Income tax accrual	--	1,368
Accrued commissions	850	916
Customer deposits	803	853
Other accrued expenses	915	813
Total current liabilities	16,525	19,067
Deferred compensation	8,429	8,329
Income tax accrual	161	90
Other long-term liabilities	388	360
Total liabilities	25,503	27,846

Shareholders' equity
Common stock, no par value, 20,000 shares authorized, 10,812 and 10,774 shares issued and outstanding on each date	18,462	17,852
Retained earnings	130,642	125,392
Accumulated other comprehensive income	(280)	(335)
Total shareholders' equity	148,824	142,909
Total liabilities and shareholders' equity	$ 174,327	$ 170,755

TABLE IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For The
	Twenty-Six Weeks Ended
	August 2,	August 3,
	2015	2014
Operating Activities:
Net income	$ 7,410	$ 5,076
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,339	1,259
Loss (gain) on disposal of assets	41	(37)
Deferred income tax expense	754	499
Non-cash restricted stock and performance awards	315	272
Provision for doubtful accounts	(280)	94
Changes in assets and liabilities
Trade accounts receivable	3,981	4,075
Inventories	(2,046)	4,422
Income tax recoverable	(233)	646
Gain on life insurance policies	(559)	(477)
Prepaid expenses and other current assets	414	618
Trade accounts payable	(296)	1,631
Accrued salaries, wages and benefits	(758)	(183)
Accrued income taxes	(1,368)	--
Accrued commissions	(66)	(170)
Customer deposits	(49)	(60)
Other accrued expenses	102	53
Deferred compensation	292	55
Other long-term liabilities	27	23
Net cash provided by operating activities	9,020	17,796

Investing Activities:
Purchases of property, plant and equipment	(1,313)	(1,999)
Proceeds received on notes for sale of assets	10	16
Proceeds from sale of property and equipment	--	69
Premiums paid on life insurance policies	(589)	(670)
Net cash used in investing activities	(1,892)	(2,584)

Financing Activities:
Cash dividends paid	(2,160)	(2,151)
Net cash used in financing activities	(2,160)	(2,151)

Net increase in cash and cash equivalents	4,968	13,061
Cash and cash equivalents at the beginning of year	38,663	23,882
Cash and cash equivalents at the end of quarter	$ 43,631	$ 36,943

Supplemental schedule of cash flow information:
Income taxes paid, net	$ 4,688	$ 1,563
CONTACT: For more information, contact:
         Paul B. Toms Jr.
         Chairman and Chief Executive Officer
         Phone: (276) 632-2133, or
         Paul Huckfeldt, Senior Vice-President,
         Chief Financial Officer
         Phone: (276) 632-2133